SUB-ITEM 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                        AIM SELECT REAL ESATE INCOME FUND

An Annual Meeting of Shareholders of AIM Select Real Estate Income Fund, a Delaware business trust, was held on May 9, 2006. The meeting was held for the following purpose:

Common Shares and Preferred Shares

(1) Election of Trustees. Nominees: Bob R. Baker, Frank S. Bayley, Prema Mathai-Davis, Ph.D., Lewis F. Pennock and Larry Soll, Ph.D.

(2) *Ratification of the Audit Committee's appointment of PricewaterhouseCoopers LLP as independent registered public accountants.

The results of voting on the above matters were as follows:

Trustees/Matter (Common Shares                  Votes     Withheld/
and Preferred Shares)              Votes For   Against   Abstentions
-------------------------------   ----------   -------   -----------
(1) Bob R. Baker...............   37,425,614     N/A        533,897
    Frank S. Bayley............   37,404,798     N/A        554,713
    Prema Mathai-Davis, Ph.D...   37,436,654     N/A        522,857
    Lewis F. Pennock...........   37,449,671     N/A        509,840
    Larry Soll, Ph.D...........   37,444,163     N/A        515,348

(2) *Ratification of the Audit
    Committee's selection of
    PricewaterhouseCoopers LLP
    as independent registered
    public accountants.........   37,654,239   120,109      185,163

For a more detailed description of the proposals that were submitted to the shareholders, please see the attached proxy statement (attached hereto as Attachment A).

----------
*    Proposal required approval by a combined vote of Common and Preferred
     Shares


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